SEPARATION AGREEMENT

AND RELEASE OF ALL CLAIMS

NOTICE: READ BEFORE YOU SIGN!

This agreement contains a RELEASE. We advise that you consult an ATTORNEY.

THIS SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS (“Agreement”) is made and entered into by and between Mark R. Baker (“Employee”) and The Scotts Company LLC (“Company”) and shall be fully effective upon execution by both parties (the “Effective Date”);

WHEREAS, Employee will cease to be employed on October 28, 2010 (the “Termination Date”) and the provisions of this Agreement relating to Employee’s resignations will be effective immediately upon his execution of this Agreement;

WHEREAS, Employee and Company wish to enter into an agreement, superseding all prior agreements, providing for an orderly separation of Employee’s employment with Company and any/all other positions held with the Board and/or the Company’s affiliates, and providing for severance pay and additional consideration for Employee to which Employee is not otherwise entitled;

NOW THEREFORE, in exchange for and in consideration of the promises and covenants contained herein, along with other good and valuable consideration, the receipt of which is expressly acknowledged hereby, the parties agree as follows:

1.	Prior Employment Agreement. Employee acknowledges that the parties are parties to an Employment Agreement dated October 1, 2008, including any and all amendments and attachments to same (the “Prior Employment Agreement”). This Agreement supersedes the Prior Employment Agreement and any and all other agreements, with the following exceptions:

(A)	Except as provided in Section 1(B), Employee remains bound by the obligations referenced in Article 10 of the Prior Employment Agreement, including but not limited to the “Employee Confidentiality, Noncompetition, Nonsolicitation Agreement” that Employee signed on September 29, 2008 and all supplemental Lists of Competitors incorporated into this agreement.

(B)	The Parties agree that the Company will not enforce the provisions of Section 5(a) or 5(b) of the Employee Confidentiality, Noncompetition, Nonsolicitation Agreement against the Employee if Employee is offered and accepts employment as President, Chief Operating Officer and/or Chief Executive Officer of Lowes Companies, Inc., The Home Depot, Inc. or Wal-Mart Stores, Inc. All other provisions of the Confidentiality, Noncompetition, Nonsolicitation Agreement, including without limitation the provisions relating to Confidential Information, Intellectual Property, and Non-solicitation, remain in full force and effect.

(C)	All written award agreements other than the specific award agreement referenced in Section 4 and the modifications noted in Section 4.

2.	Benefits pursuant to the Prior Employment Agreement. Employee acknowledges and agrees that his separation from employment is a voluntary resignation and is without “Good Reason,” as defined in the Prior Employment Agreement. Immediately upon execution of this Agreement by Employee, Employee acknowledges his resignation of employment with the Company, the Board of Directors and any other positions he may hold with the Company and any of the Company’s affiliates. Specifically, Employee’s act of signing this Agreement is an effective tender of his resignation as a member of the Board to the Chairman of the Board of Directors for the Scotts-Miracle Gro Company; an effective resignation from his current position as President and Chief Operating Officer of the Company; and an effective resignation from any other offices, directorships or committee memberships he may hold with the Company or any of its subsidiaries or affiliates. Such resignations shall be effective as of the Termination Date.

3.	Severance Benefits. As consideration for the promises exchanged in this Agreement, the Company agrees to provide Employee with the following Severance Benefits:

(A)	Cash Severance. Company will provide Employee with Severance Pay in the gross amount of five million and twenty-five thousand dollars and no cents ($5,025,000.00) in a lump sum payment, which is in excess of any amounts to which Employee is entitled absent this Agreement. Such payment will be made within thirty days of the Effective Date. The Severance Benefits shall be subject to withholding and deductions required by federal, state, and local taxing authorities. Except as specifically provided in this Agreement, the Severance Benefits described in this Agreement shall be the only amounts paid by or on behalf of the Company and no interest on this amount shall be paid. Employee acknowledges the receipt of all wages and other compensation or benefits to which Employee is entitled as a result of Employee’s employment with Company through the Termination Date other than the vested benefits payable pursuant to the terms of employee benefits and similar plans maintained by the Company or its affiliates; and,

(B)	Accelerated Vesting. As further consideration for the promises exchanged in this Agreement, the Company agrees to modify the vesting schedules for the stock option awards granted to Employee dated October 8, 2008. Specifically, Employee was awarded 103,700 stock options pursuant to a Nonqualified Stock Option Award Agreement dated October 8, 2008 (the “Stock Options”). The Stock Options contained a normal vesting date of September 30, 2011. The parties hereby agree that the vesting date for the Stock Options will be changed to October 28, 2010 and will remain exercisable as provided under the original award agreement.

4.	Acknowledgment of Insider Trading Policy. Employee acknowledges that he remains bound by the Company’s Insider Trading Policy and will exercise the options described in Section 4 in a manner consistent with his obligations to the Company under this policy.

5.	Release of Claims. Employee, on behalf of Employee and Employee’s spouse, personal representatives, administrators, minor children, heirs, assigns, wards, agents, and all other persons claiming by or through Employee, does hereby forever release and discharge Company and its respective officers, directors, shareholders, agents, employees, affiliates, subsidiaries, divisions, predecessors, successors, and assigns (the “Released Parties”) from any and all charges, claims, demands, judgments, causes of action, damages, expenses, costs, and liabilities of any kind whatsoever. Employee expressly acknowledges that the claims released by this Section include all rights and claims relating to Employee’s employment with Company and the termination thereof, including without limitation any claims Employee may have under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (ERISA), the Worker Adjustment Retraining and Notification (WARN) Act, Ohio Revised Code Chapter 4112, Family and Medical Leave Act and any other federal, state, or local laws or regulations governing employment relationships. This release specifically and without limitation includes a release and waiver of any claims for employment discrimination, wrongful discharge, breach of contract, or promissory estoppel, and extends to all claims of every nature and kind, whether known or unknown, suspected or unsuspected, presently existing or resulting from or attributable to any act or omission of the Released Parties occurring prior to the execution of this Agreement. The release contained herein does not apply to any claim or to rights or claims first arising after the Effective Date of this Agreement, does not apply to any claims for unemployment compensation or workers compensation benefits, and does not apply to any rights that Employee has as a terminated employee pursuant to the Company’s employee benefit plans (as defined in section 3(3) of ERISA).

6.	Right to Participate in Charge. Nothing in this Agreement shall be construed to mean that Employee may not file a charge with a governmental agency, or participate in any investigation of a charge conducted by any governmental agency. Employee nevertheless understands and agrees that because of the waiver and release, he freely provides by signing this Agreement, he cannot obtain any monetary relief or recovery from the Released Parties in any proceeding.

7.	Knowing and Voluntary Act. Employee acknowledges and agrees that the release set forth above is a general release. Employee, having been encouraged to and having had the opportunity to be advised by counsel, expressly waives all claims for damages which exist as of this date, but of which Employee does not now know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known would materially affect Employee’s decision to enter into this Agreement. Employee further agrees that Employee accepts the Severance Benefits as a complete compromise of matters involving disputed issues of law and fact and assumes the risk that the facts and law may be other than Employee believes. Employee further acknowledges and agrees that all the terms of this Agreement shall be in all respects effective and not subject to termination or rescission by reason of any such differences in the facts or law, and that Employee provides this release voluntarily and with full knowledge and understanding of the terms hereof. Acknowledging the complexities of this agreement, the tax implications of the terms and the implication of the agreement on the Employee’s future conduct with respect to the exercise and vesting of options and trading opportunities, Employee acknowledges and agrees that the Company has specifically advised him to seek legal counsel and that he had ample opportunity to consult with an attorney before entering into this Agreement.

8.	Non-disparagement. Employee agrees that Employee will not make any statement, whether oral or written, to any third party that Employee could reasonably foresee would cause harm to the personal or professional reputation of the Released Parties. The Company agrees that it will not make any statement, whether oral or written, to any third party that the Company could reasonably foresee would cause harm to the personal or professional reputation of the Employee. In the event that the Employee is asked about the reason for his termination from employment with the Company, he will say “I resigned to pursue other opportunities,” or words to that effect. The Company agrees that in the event it is asked about the reason for Employee’s termination from employment, it will respond that “in light of Mr. Hagedorn’s decision to remain CEO, Mark R. Baker has resigned as the Company’s President and Chief Operating Officer and as a Class III member of the Board of Directors of the Company, effective October 28, 2010” or words to that effect. For the purposes of this Section alone, the “Company” shall mean the Company’s executive officers and the Senior Vice President of Investor Relations and Corporate Affairs.

9.	No Admission of Liability. Neither this Agreement, nor any term contained herein, may be construed as, or may be used as, an admission on the part of either party of any fault, wrongdoing, or liability whatsoever.

10.	Survivorship. Should Employee die or become totally disabled following the Termination Date but before the payments due Employee under Section 1 above have been made, any remaining payments shall be made to Employee (or Employee’s designated beneficiary, as applicable).

11.	Return of Property. Employee agrees to return all Company property remaining in Employee’s possession or control, including without limitation any and all equipment, documents in whatever form including electronic documents, credit cards, hardware, software, source code, data, keys or access cards, files, or records on or before the November 8, 2010. The following sentence notwithstanding, once the Company has copied and deleted all Company information, software and data from Employee’s lap top computer, iPad and BlackBerry, the Company shall return those hardware items to Employee for him to keep.

12.	Cooperation with Litigation. In exchange for the consideration paid to the Employee pursuant to this Agreement, the Employee agrees to cooperate fully with the Company and it affiliates in any lawsuit filed, or reasonably anticipated to be filed, or any government or law enforcement investigation concerning matters that occurred during the tenure of Employee’s employment with the Company which the Company reasonably believes requires the Employee’s assistance. Employee agrees to provide full and accurate information with respect to the same. Employee further agrees not to assist any party in maintaining any lawsuit against the Company, any of its affiliates, or any of their officers, directors or employees and not to provide any information to anyone concerning any of these parties, unless compelled to do so by valid subpoena or other court order, and in such case only after first notifying the Company sufficiently in advance of complying with such subpoena or court order to reasonably allow the Company an opportunity to object to same. Should the Company, including the Board of Directors, and any Company affiliates require Employee’s cooperation pursuant to this Section 12, Employee shall be reimbursed for reasonable travel expenses and other reasonable out of pocket expenses incurred in complying with this Section. Otherwise, the Employee agrees that this Agreement includes sufficient consideration for the Employee’s compliance with this Section.

13.	Choice of Law. The validity, construction and interpretation of this Agreement shall be governed by the laws of the State of Ohio.

14.	Execution in Parts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute a single Agreement.

15.	No Waiver of Terms. Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement shall not be deemed a waiver of any such term, covenant, or condition, nor shall any failure at any one time or more times be deemed a waiver or relinquishment at any other time or times of any right under this Agreement.

16.	Modifications. No modification or amendment of this Agreement shall be effective unless the same is in a writing duly executed by all the parties hereto.

17.	Assignment. Company may assign, in whole or in part, its rights and obligations under this Agreement, and the rights of Company hereunder shall inure to the benefit of, and the obligations of Company hereunder shall be binding upon, its successors and assigns. Employee’s rights and obligations hereunder may not be assigned.

18.	Entire Agreement. Except as otherwise set forth herein, this Agreement sets forth the entire Agreement between Company and Employee and supersedes and replaces any and all prior or contemporaneous representations or agreements, whether oral or written, relating to the subject matter hereof.

19.	Method of Acceptance. To accept, Employee must sign this Agreement. Employee shall deliver a signed and dated copy hereof to Denise Stump in Company’s Human Resources Department, 14111 Scottslawn Road, Marysville, Ohio 43041.

IN WITNESS WHEREOF, EACH OF THE UNDERSIGNED, HAVING RECEIVED ALL THE ADVICE DEEMED NECESSARY, AND HAVING CAREFULLY READ AND UNDERSTOOD THIS AGREEMENT, DOES HEREBY SIGN AND ACCEPT THIS AGREEMENT AS OF THE DATE SET FORTH BELOW.

10/28/10	/s/ Mark R. Baker

Date	Mark R. Baker
11/3/10	THE SCOTTS COMPANY LLC

Date	By: /s/ Denise S. Stump

Its: Executive Vice President, Global Human Resources